Contact Chris Grandis	FOR RELEASE
Media Relations Director	Moved on PR Newswire
Corporate	November 11, 2009
703.641.2316
cgrandis@csc.com

Bryan Brady
Vice President, Investor Relations
Corporate
703. 641.3000
investorrelations@csc.com

CSC REPORTS SOLID SECOND QUARTER RESULTS
Improvements in Key Financial Measures Continue

FALLS CHURCH, Va., Nov. 11 - - CSC (NYSE: CSC) today reported second quarter fiscal 2010 revenue of $4.0 billion and fully diluted earnings per share (EPS) of $1.40, compared to second quarter fiscal 2009 revenue of $4.2 billion and EPS of $2.95 (including net tax benefits of $2.27 from resolution of prior year domestic and international tax audits).

Highlights include:

•	New business awards of $4.58 billion;

•	Pre-tax margin of 6.43%, a 204 basis points improvement from the previous year;

•	Operating margin of 8.44%, a 179 basis points improvement from the previous year;

•	Operating cash flow of $572 million, as compared to $401 million in 2Q09;

•	Free cash flow of $429 million, as compared to $166 million in 2Q09.

Commenting on the results, CSC Chairman and Chief Executive Officer Michael W. Laphen said, “We are pleased with our Q2 results, most notably our significant, sequential and year over year, continuing performance improvements in cash flow, operating income, and margin rate. Additionally, new business awards in the quarter also increased sequentially and that momentum continues into the third quarter.”

New Business Awards

For the quarter, the new business awards totaled $4.58 billion. Across the three lines of business, North American Public Sector (NPS) contributed $3.23 billion, Business Solutions and Services (BSS) reported $0.98 billion, and Managed Services Sector (MSS) closed $0.37 billion of new business.  Thus far in the third quarter of fiscal 2010, the company has secured new business awards of approximately $4.2 billion including the yet to be finalized Zurich Financial Services Group contract.

Business Outlook

“In MSS, our new business activity is strong,” said Laphen, “benefitting from the counter-cyclical pressure for businesses to look to outsourcing as a means of achieving necessary cost reductions and earnings improvement. Our year-to-date bookings support our optimism for the second half of this fiscal year. However, demand for short term IT consulting projects is still subdued and this is currently impacting our BSS sector. Our Federal business continues to experience growth due to the company’s solid market position, performance and customer satisfaction, and we remain confident that NPS revenue will grow at mid to high single digits this fiscal year.”

Lines of Business

NPS revenue was $1.62 billion, up 8.5% from the previous year. MSS revenue was $1.58 billion, down 12.5% from the previous year and down 7.4% in constant currency. BSS revenue was $0.86 billion, down 10.7% and down 7.5% in constant currency.

Guidance

The company re-affirmed its guidance for fiscal year 2010.

•	New business awards of $17 to $18 billion,

•	Revenue of $16.0 to $16.5 billion,

•	Operating Margin expansion of 25 to 50 basis points over fiscal year 2009,

•	EPS of $4.80 - $5.00, and

•	Free cash flow in the range of 90% to 100% of net income.

Conference Call and Webcast

CSC senior management will host a conference call and Webcast at 5 p.m. EDT today.  The conference call dial-in number for domestic callers is 877-627-6581.  International callers will need to dial 719-325-4747.  The pass code for all participants is 4173888.  The Webcast and presentation slides can be accessed at www.csc.com/investorrelations.

Non-GAAP Measures

In an effort to provide investors with additional information regarding the company’s results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release non-GAAP information which management believes provides useful information to investors, including: operating income, operating margin and free cash flow.  A reconciliation of the adjustments to GAAP results for this quarter and prior periods, as well as the rationale for management’s use of non-GAAP measures, is included in the tables below.

About CSC

CSC is a global leader in providing technology-enabled solutions and services through three primary lines of business.  These include Business Solutions & Services, the Managed Services Sector and the North American Public Sector.  CSC’s advanced capabilities include system design and integration, information technology and business process outsourcing, applications software development, Web and application hosting, mission support and management consulting.  Headquartered in Falls Church, VA., CSC has approximately 92,000 employees and reported revenue of $16.0 billion for the 12 months ended October 2, 2009.  For more information, visit the company’s Web Site at www.csc.com.

All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements represent the company’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the company’s control. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSC’s Form 10-K for the fiscal year ended April 3, 2009 and any updating information in subsequent SEC filings.  The company disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

CSC-Page 3				11/11/2009

Revenues by Segment
(unaudited)
	Quarter Ended
	October 2, 2009	October 3, 2008	% of Total
(In millions)			Fiscal 2010	Fiscal 2009

Business Solutions & Services	$864	$967	21%	23%

Managed Services Sector	1,579	1,804	39	43

Department of Defense	1,210	1,040	30	24
Civil agencies	342	418	8	10
Other (1)	70	37	2	1
North American Public Sector	1,622	1,495	40	35

Corporate & Eliminations	(24)	(27)	0	(1)

Total Revenue	$4,041	$4,239	100%	100%

	Six Months Ended
	October 2, 2009	October 3, 2008	% of Total
(In millions)			Fiscal 2010	Fiscal 2009

Business Solutions & Services	$1,702	$2,041	21%	23%

Managed Services Sector	3,143	3,701	40	43

Department of Defense	2,330	2,061	29	24
Civil agencies	708	843	9	10
Other (1)	102	84	1	1
North American Public Sector	3,140	2,988	39	35

Corporate & Eliminations	(47)	(54)	-	(1)

	$7,938	$8,676	100%	100%

Note (1): Other revenues consist of state, local and foreign government as well as commercial contracts performed by the North American Public Sector (NPS).

CSC-Page 4				11/11/2009

Consolidated Statements of Income
(preliminary and unaudited)
	Quarter Ended		Six Months Ended
(In millions except per-share amounts)	October 2, 2009	October 3, 2008	October 2, 2009	October 3, 2008

Revenues	$4,041	$4,239	$7,938	$8,676

Costs of services (excludes depreciation and amortization)	3,215	3,410	6,371	7,012

Selling, general and administrative	246	285	493	563

Depreciation and amortization	275	312	544	629

Interest expense	53	59	108	123

Interest income	(7)	(9)	(13)	(19)

Other (income)/expense	(1)	(4)	(9)	5

Total costs and expenses	$3,781	$4,053	$7,494	$8,313

Income before taxes	$260	$186	$444	$363

Taxes on income	$39	$(267)	$91	$(214)

Net Income	$221	$453	$353	$577
Less: net income attributable to noncontrolling interest, net of tax	$5	$1	$7	$5
Net income attributable to CSC common shareholders	$216	$452	$346	$572

Earnings per share:
Basic	$1.42	$2.98	$2.28	$3.78

Diluted	$1.40	$2.95	$2.26	$3.74

Average common shares outstanding for:
Basic EPS	151.835	151.396	151.687	151.288
Diluted EPS	154.126	153.107	153.373	153.085

CSC-Page 5		11/11/2009

Selected Balance Sheet Data
(preliminary and unaudited)

(In millions)	October 2, 2009	April 3, 2009
Assets
Cash and cash equivalents	$2,407	$2,297
Receivables, net	3,850	3,786
Prepaid expenses and other current assets	1,898	1,624
Total current assets	$8,155	$7,707

Property and equipment, net	2,345	2,353
Outsourcing contract costs, net	680	684
Software, net	471	476
Goodwill	3,924	3,784
Other assets	562	615
Total assets	$16,137	$15,619

Liabilities
Short-term debt and current maturities of long-term debt	$65	$62
Accounts payable	532	636
Accrued payroll and related costs	841	822
Other accrued expenses	1,135	1,264
Deferred revenue	933	915
Income taxes payable and deferred income taxes	285	317
Total current liabilities	$3,791	$4,016

Long-term debt, net	$4,175	$4,173
Income tax liabilities and deferred income taxes	477	486
Other long-term liabilities	1,314	1,326

Stockholders' Equity	6,380	5,618

Total liabilities and stockholders' equity	$16,137	$15,619

Debt as a percentage of total capitalization	39.9%	43.0%

CSC-Page 6		11/11/2009

Consolidated Statement of Cash Flows
(preliminary and unaudited)
	Six Months Ended
(In millions)	October 2, 2009	October 3, 2008
Cash flows from operating activities:
Net income	$353	$577

Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization and other non-cash charges	577	681
Stock based compensation	34	34
Provision for losses on accounts receivable	15	12
Unrealized foreign currency exchange (gain)/loss, net	(65)	(19)
(Gain)/loss on dispositions, net of taxes	(4)	2
Changes in assets and liabilities, net of effects of acquisitions:
(Increase)/decrease in assets	(40)	159
Decrease in liabilities	(595)	(1,100)
Net cash provided by operating activities	275	346

Investing activities:
Purchases of property and equipment	(209)	(362)
Outsourcing contracts	(77)	(73)
Acquisitions	(5)	(63)
Software	(68)	(99)
Other investing cash flows	73	40
Net cash used in investing activities	(286)	(557)

Financing activities:
Net borrowings of commercial paper, net	-	472
Borrowings under lines of credit	28	280
Repayments on lines of credit	(32)	(161)
Principal payments on long-term debt	(17)	(316)
Proceeds from stock options and other common stock transactions	30	12
Repurchase of common stock, net of settlement	(3)	(3)
Excess tax benefit from stock-based compensation	3	1
Other financing cash flows	-	2
Net cash provided by financing activities	$9	$287

Effect of exchange rate changes on cash and cash equivalents	$112	$(33)

Net increase in cash and cash equivalents	$110	$43
Cash and cash equivalents at beginning of year	$2,297	$699
Cash and cash equivalents at end of period	$2,407	$742

CSC-Page 7                                                                                                                                11/11/2009

Non-GAAP Financial Measures
The following tables reconcile operating income and free cash flow to the most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). CSC management believes that these non-GAAP financial measures provide useful information to investors regarding the Company’s financial condition and results of operations as they provide another measure of the Company’s profitability and ability to service its debt, and are considered important measures by financial analysts covering CSC and its peers. Management uses operating income to evaluate business unit financial performance and it is one of the measures used in assessing management performance. One of the limitations associated with the use of operating income (as compared to reported earnings) is that it does not reflect the complete financial results of the Company. CSC compensates for these limitations by providing a reconciliation between operating income and reported earnings.
GAAP Reconciliations
(In millions)

Operating Income(preliminary and unaudited)	Quarter Ended		Six Months Ended
	October 2, 2009	October 3, 2008	October 2, 2009	October 3, 2008

Operating Income	$341	$282	$607	$564
Corporate G&A	(36)	(50)	(77)	(92)
Interest expense	(53)	(59)	(108)	(123)
Interest income	7	9	13	19
Other Income/(expense)	1	4	9	(5)
Income Before Taxes	260	186	444	363

Taxes on income	39	(267)	91	(214)
Income from continuing operations	221	453	353	577
Net income attributable to non controlling interest, net of tax	5	1	7	5
Net income attributable to CSC common shareholders	$216	$452	$346	$572

Free Cash Flow (preliminary and unaudited)	Quarter Ended		Six Months Ended
	October 2, 2009	October 3, 2008	October 2, 2009	October 3, 2008

Free cash flow	$429	$166	$(33)	$(163)
Net cash used in investing activities	128	228	286	557
Acquisitions, net of cash acquired	(5)	(1)	(5)	(63)
Dispositions	12	-	12	0
Capital lease payments	8	8	15	15
Net cash provided by operating activities	$572	$401	$275	$346
Net cash used in investing activities	$128	$228	$286	$557
Net cash provided by (used in) financing activities	$23	$(12)	$9	$287

Operating Income	$341	$282	$607	$564
Operating Margin	8.44%	6.65%	7.65%	6.50%
Pre-tax margin	6.43%	4.39%	5.59%	4.18%

Note: Capital lease payments and proceeds from the sale of property and equipment (included in investment activities) are included in the calculation of Free Cash Flow (FCF).

Operating Margin is defined as operating income as a percentage of revenue.

Pre-tax Margin is defined as Income before taxes as a percentage of revenue.